Exhibit (p)1.10





--------------------------------------------------------------------------------


















                      Code of Ethics for Personal Investing

                                 January 1, 2003

                                    Overview


This document constitutes the Code of Ethics ("the Code") adopted by the Fidelity Funds (the "Funds"), the subsidiaries of FMR Corp. that serve as investment advisors or principal underwriters and their affiliated companies (collectively, the "Fidelity Companies") to the funds pursuant to the provisions of Rule 17j-1 under the Investment Company Act of 1940 and of Rules 204-2(a)(12) and 204-2(a)(13) under the Investment Advisers Act of 1940 (collectively, the "Rules"). Fidelity's Ethics Office, a part of Fidelity Corporate Compliance within the Risk Oversight Group, administers this policy.

As you read this document, you should keep certain points in mind:

     o The purpose of the Code is to ensure that the interests of Fidelity's clients are always of paramount importance, and the personal investing of individuals associated with Fidelity must never interfere in any way with the trust our customers place with Fidelity Investments.

     o The Code - and the laws and regulations that underpin it - cannot possibly cover every possible scenario. Accordingly, the spirit - as well as the specifics of the Code - is to guide all actions related to personal investing in beneficially owned securities.

     o Fidelity's integrity must be sacrosanct. Even the hint of impropriety affects the trust clients have in us. If you have any doubts at all about the propriety of an investment transaction or action, make sure you seek and receive prior approval.

     o The procedures and restrictions outlined in the Code apply differently based on your classification. It is your responsibility to familiarize yourself with this document once again if you change positions in the future.

     o The Ethics Office encourages all those covered by the Code to contact its staff with any questions they might have about the Code and, further, to contact its staff if they have even the slightest question about an action or transaction prior to engaging in either. The Ethics Office can be contacted by phone at 617- 563-5566, by fax at 617-476-7391, or by email at "Code of Ethics."

The Code is structured in the following way:

     o Section I sets out the general purpose and scope of the Code by explaining the general guidelines for personal investing.

     o Section II defines the different employee classifications, beneficial ownership and reportable securities.

     o Section III provides detail about the provisions and requirements that apply to all employees.

     o Sections IV-VII address additional requirements for individuals defined by the Code as Access Persons, Investment Professionals, Senior Executives, Portfolio Managers, and Non-Access Trustees. Each of these terms is defined in Section II.

     o    Section VIII addresses how the Code is administered and enforced.

Further explanation of Beneficial Ownership and relevant forms for reporting information and requesting prior approval for certain activities follow Section VIII.

                    Section I - Scope and Guiding Principles


The Code focuses on personal transactions in securities by people associated with the various Fidelity Companies. It does not attempt to address all areas of potential liability under applicable laws. The Code is based on the principle that the officers, directors, partners and employees of the Fidelity Companies owe a fiduciary duty to, among others, the shareholders of the Funds to place the interests of Fidelity's clients above their own.

The Code requires employees to conduct their personal securities transactions in a manner that does not interfere with Fund transactions or create an actual or potential conflict of interest with a Fidelity Fund, or otherwise take unfair advantage of their relationship to the Fidelity Funds. Persons covered by this Code must adhere to this general principle as well as comply with the Code's specific provisions. It bears emphasizing that technical compliance with the Code's procedures will not automatically insulate an individual from scrutiny of his or her trades that show a pattern of abuse of the individual's fiduciary duties to the Fidelity Funds in general or a specific Fund in particular. Fiduciary responsibility applies to all of the investment companies advised by Fidelity Management & Research Company ("FMR") or any of its affiliates, as well as to any account holding the assets of third parties for which FMR or any of its affiliates acts in an investment advisory capacity (both types of portfolios are included within the meaning of "Fidelity Funds" or "Funds").

Accordingly, people covered by the Code are advised to seek advice from the Ethics Officer, or his or her designee (collectively, the "Ethics Office"), before engaging in any transaction other than the normal purchase or sale of fund shares or the regular performance of their business duties if the transaction directly or indirectly involves themselves and one or more of the Funds.

                            Section II - Definitions


A.  PERSONS TO WHOM THIS CODE APPLIES

Unless otherwise specified, each provision of this Code applies to all members of the Board of the Funds, and all officers, directors, partners and employees of the Fidelity Companies. In addition, the provisions apply to any individual designated and so notified in writing by the Ethics Office.

Where the applicability of a particular provision is limited to a particular group of people, the provision will say so. These groups may be as broad as all Fidelity employees or as narrow as portfolio managers.

Although the Ethics Office seeks to notify Access Persons of their status as such, an Access Person must comply with all applicable provisions if they are within one of the designated groups even if the Ethics Office does not provide notice. The Ethics Office may be contacted for further clarification.

The following categories distinguish employees for purposes of the Code. Sections III through VII outline the specific requirements for each category below.

Fidelity Employees.

This category includes all employees of the Fidelity Companies and anyone the Ethics Office designates.

Access Persons.

This category includes Investment Professionals, Senior Executives and Other Access Persons as defined below.

Investment  Professionals.

This category includes (i) employees of FMR and members of its Board of Directors; (ii) all employees of the Capital Markets Division of Fidelity Investments Institutional Brokerage Group ("FIIBG"); and (iii) such other employees as the Ethics Office may designate and so notify in writing.

Senior Executives.

This category includes (i) FMR Corp. officers (vice-president and above) and members of its Board of Directors; (ii) counsel within Fidelity Legal and Government Affairs (FL&GA); (iii) all employees in the Ethics Office; and (iv) such other employees as the Ethics Office may designate and so notify in writing.

Other Access Persons.

This category includes all other employees who, in connection with their regular duties, make, participate in, or obtain timely information regarding the purchase or sale of a security by a Fund or of any investment recommendation to a Fund. This includes (i) employees of Fidelity Management Trust Company ("FMTC"); (ii) employees of Fidelity Pricing and Cash Management Services ("FPCMS"); and (iii) employees who have access to BOS E (AS400 trading machine), BOS H (AS400 development machine) or other systems containing timely information about the Funds' activities or investment recommendations made to the Funds;
(iv) all employees within Corporate Compliance and Internal Audit; and (v) such other employees as the Ethics Office may designate and so notify in writing.


Portfolio Managers.

This category includes employees whose assigned duties are to manage any Fund, or portion thereof, and who exercise authority to make investment decisions on behalf of such Fund or portion thereof.

Research Analysts.

This category includes employees whose assigned duties are to make investment recommendations to the Fidelity Funds.

Non-Access Board Members.

Trustees and members of the Advisory Board of the Fidelity Group of Funds will generally be deemed Access Persons; however, Trustees and Advisory Board Members who fulfill the first condition noted below will be deemed "Independent Board Members"; and Trustees and Advisory Board Members who fulfill both of the following conditions will be deemed "Non-Access Board Members" and will be treated as a separate category:

          The Trustee or Advisory Board Member is not an "interested person" of any Fidelity Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940; and

          The Independent Board Member does not have online or other access to daily trading activities or listings of current securities positions of any Fund. Board and committee materials prepared by Fidelity, and attendance at Board and committee meetings do not ordinarily constitute such access. An Independent Board Member shall be presumed to meet the condition unless the Nominating Committee in its sole discretion determines otherwise.

Other Persons.

These are persons as specified in a particular provision of the Code or as designated by the Ethics Office.

B. Accounts (Beneficial ownership)

The provisions of the Code apply to beneficially owned brokerage accounts and to transactions in beneficially owned reportable securities by any person covered by the Code. The term "beneficial ownership" is more encompassing than one might expect. For example, an individual may be deemed to have beneficial ownership of securities held in the name of a spouse, minor children, or relatives sharing his or her home, or under other circumstances indicating investment control or a sharing of financial interest. See Appendix 1 for a more comprehensive explanation of beneficial ownership. The Ethics Office may be contacted for further clarification. For more information about covered accounts please see
Section III.

C. Reportable Securities

The requirements of the Code relate to reportable securities and covered accounts. The Ethics Office monitors transactions in reportable securities and, when appropriate, prevents those transactions that would violate either the letter or spirit of the Code. "Reportable securities" are all securities except:

     o    U.S. Treasury Notes, Bills and Bonds;
     o money market instruments such as certificates of deposit, banker's acceptances and commercial paper;
     o shares of U.S. registered open-end investment companies, such as mutual funds;
     o    securities issued by FMR Corp.;
     o any obligations of agencies and instrumentalities of the U.S. government if the remaining maturity is one year or less; and
     o commodities and options and futures on commodities provided that the purchase of these instruments may not be utilized to indirectly acquire interests in securities which could not be acquired directly or which could not be acquired without reporting or pre-clearance (e.g., single stock futures). For example, while investing in commodities is not in and of itself a reportable transaction, investing in a derivative in order to circumvent the Code's restrictions would not be permitted (e.g., single stock futures).

              Section III - Provisions Applicable to All Employees


Fidelity has established certain procedures to monitor individual transactions in reportable securities (as defined above) for compliance with the Code and to avoid situations that have the potential for conflicts of interest with the Funds. You and all persons subject to this Code are required to comply with the procedures described below. Failure to follow these procedures, restrictions and prohibitions or the filing of a false, misleading or materially incomplete
report  will  itself   constitute  a  violation  of  this  Code.

A.  Procedural Requirements

Acknowledgment of the Code.

Each new Fidelity employee must file an Acknowledgment of Receipt within 7 days of hire and annually thereafter, by January 31 (Exhibit A). The Acknowledgment grants Fidelity the authority to access at any time records for any beneficially owned brokerage account for the period of time you are employed by Fidelity.

Disclosure of Brokerage Accounts.

Each new Fidelity employee must disclose to the Ethics Office all beneficially owned brokerage accounts within 7 days of hire. In addition, any new beneficially owned accounts or accounts newly associated with you, through marriage or other life event, must be disclosed promptly (Exhibit E).

In-House Trading.

Each Fidelity employee is required to maintain all personal and beneficially owned accounts at, and execute all transactions in reportable securities through a brokerage account at Fidelity Brokerage Services LLC (FBS), unless your situation falls within the limited circumstances described in Appendix 2 and you have obtained prior written approval from the Ethics Office. Each new employee must transfer all beneficially owned brokerage accounts to FBS.

By opening an account with FBS, you agree to allow FBS to forward to the Ethics Office reports of your account transactions and to allow the Ethics Office access to all account information. Upon opening such an account, you are required to notify FBS of your status as an employee and disclose the account to the Ethics Office.

Transaction Reporting.

Each  employee  must  report   transactions  in  beneficially  owned  reportable
securities to the Ethics Office. This reporting obligation may be met as follows:

FBS Accounts: Once you disclose your account to the Ethics Office, your FBS transactions will be reported automatically.

Non-FBS (External) Accounts: It is your responsibility to ensure all other transactions in reportable securities are reported to the Ethics Office each month. This reporting requirement applies regardless of whether you have received permission to maintain an external account. You must arrange with your broker to provide duplicate statements and confirms to the Ethics Office until your account is transferred or closed. Transaction reports must include the trade date, security description, number of shares or principal amount of each security, the nature of the transaction (e.g., purchase or sale), the total price, and the name of the institution that effected the transactions.

If an investment is made in an entity substantially all of whose assets are shares of another entity or entities, the security purchased should be reported and the underlying security or securities identified. For example, if you have an investment in a holding company that owns individual stocks, you have to report both your investment in the holding company and the individual stocks it owns. Furthermore, if you are an Investment Professional or Senior Executive and an investment is made in a private placement, this transaction must be reported (Exhibit B). For more information on private placements, please see Section V.

Failure to file a report will be treated as the equivalent of a report indicating that there were no transactions in reportable securities.

B.  PROHIBITIONS

The following activities are prohibited:

Activities for Personal Benefit or the Benefit of Others.

Inducing or causing a Fund to take action, or to fail to take action, for the purpose of obtaining a personal benefit or for the purpose of conferring a benefit upon any other party (unless as shareholder in the Fund), rather than for the benefit of the Fund, is prohibited. For example, you would violate this Code by causing a Fund to purchase or refrain from selling a security you owned for the purpose of supporting or increasing the price of that security or for the purpose of advancing the interests of a party with whom any of the Fidelity Companies has or seeks to have a business relationship (other than as a shareholder in the Fund).

Profiting From Knowledge of Fund Transactions.

Using your knowledge of Fund transactions to profit by the market effect of such transactions is prohibited.

Violations of the Antifraud Laws and  Regulations.

Violations of the antifraud provisions of the federal securities laws and the rules and regulations promulgated thereunder, including the antifraud provision of Rule 17j-1 under the Investment Company Act of 1940, are prohibited. It is unlawful for any person affiliated with a Fund, investment adviser or principal underwriter of a Fund to attempt to defraud a Fund in any way, whether through a security held by a Fund or not. While Rule 17j-1 is particularly relevant to FMR employees, the spirit of the Rule is applicable to all individuals covered by the Code. That spirit, simply put, requires that all individuals covered by the Code must understand that the interests of Fidelity's investors, customers, and mutual fund shareholders come first, and that all individuals covered by the Code must conduct themselves in such a manner consistent with that principle.

Use of Derivatives to Evade the Code.

Using derivatives to evade the restrictions of this Code is prohibited. This includes using futures, options, and other arrangements with similar effects to take positions the Code would prohibit if taken directly.

Giving or Receiving Gifts and Hospitalities.

The Fidelity Companies generally prohibit employees from receiving gifts or other gratuities from any person or entity that does business with the Funds or with any Fidelity Company or from any entity that is a potential portfolio investment for the Funds. Receiving compensation that is intended to induce a Fund to purchase or sell a security is also prohibited. Fidelity's Gifts and Gratuities Policy, which is separate from this Code, sets forth the specific policies, restrictions and procedures.

Trading in Restricted Securities.

From time to time, trading in a security may be restricted ("restricted securities"). Certain employees, as designated on a case-by-case basis by the Ethics Office, may not effect transactions in restricted securities.

Investments in Hedge Funds and Investment Clubs.

Investing in hedge funds or investment clubs are prohibited. Investing in securities issued by FMR Corp., FIL or their respective subsidiaries or affiliates, or any entity managed by any of the foregoing is permitted, subject to compliance with applicable provisions of this Code.

C. RESTRICTIONS

The following activities are restricted:

Short Sale Activities.

Purchasing puts to open, selling calls to open or selling a security short where there is no corresponding long position in the underlying security is prohibited; short sales against the box are permitted. This prohibition includes purchasing puts to open and selling calls to open on all market indexes with the exception of the following indexes: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100 and Nikkei 225. Unless the position is a market index noted above, you must own a sufficient amount of the underlying security to cover your aggregate short exposure. Short sales of the Fidelity Select Portfolios are also prohibited.

Public  Offerings  for Which No Public Market Previously Existed.

The purchase of an initial public offering ("IPO") of securities for which no public market in the same or similar securities of that issuer has previously existed is prohibited, unless your situation falls within the limited circumstances described in Appendix 2 and you have obtained prior written approval from the Ethics Office. This prohibition includes free stock offers through the internet and applies both to equity and debt securities.

Excessive Trading.

An unusually high level of personal trading activity is strongly discouraged and may be monitored by the Ethics Office to the extent appropriate for the category of person. A pattern of excessive trading may lead to a trading restriction or other appropriate action under the Code.

Discretionary Authorization.

You may not exercise investment discretion over accounts in which you have no beneficial interest, unless your situation falls within the limited circumstances described in Appendix 2 and you have obtained prior written approval from the Ethics Office. The Personal Conduct Rules, which is separate from this Code, applies additional restrictions to employees who are registered with or employed by a Fidelity registered broker-dealer. At present, the following Fidelity Companies are registered broker-dealers: Fidelity Brokerage Services LLC, National Financial Services LLC, Fidelity Investments Institutional Services Company, Inc., and Fidelity Distributors Corporation.


        Section IV - Additional Provisions Applicable to Access Persons


In addition to complying with the provisions detailed in Section III of this Code that apply to all employees, Access Persons are required to comply with the provisions of this section. Please refer back to Section II for the definition of Access Persons. Access Persons are necessarily subject to somewhat greater restrictions and closer scrutiny than are other persons subject to the Code because of their potential access to information about Fund investments and/or investment recommendations.

A.  PROCEDURAL REQUIREMENTS

Disclosure of Personal Securities Holdings.

Access Persons must disclose in writing all reportable securities holdings owned directly or otherwise beneficially owned within 7 days of being designated an Access Person and annually thereafter, upon request by the Ethics Office (Exhibit F). Reported holdings must be as of a date no more than 30 days before the report is submitted.

Pre-clearance of all Trades in Reportable Securities.

One of the most important objectives of this Code is to prevent Access Persons from making personal trades on the basis of information about portfolio transactions made by the Funds. Trading on such information for personal benefit constitutes a violation of this Code. To reduce the possibility of a conflict with a portfolio transaction, Access Persons must pre-clear before effecting a personal transaction in a reportable security, unless your situation falls within the limited circumstances described in Appendix 2 and you have obtained prior written approval from the Ethics Office. In addition, securities and transaction types that do not require pre-clearance include currency warrants; rights subscriptions; gifting of securities; automatic dividend reinvestments; options on, and exchange traded funds that track, the following indexes: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100 and Nikkei 225.

Procedure: On any day that you plan to trade a reportable security, you must first obtain pre-clearance online at https://preclear.fmrco.com/PreClear.asp or by calling 617-563-6109. Communications with the Ethics Office may be recorded for the protection of Fidelity and its employees.

By seeking pre-clearance, you will be deemed to be advising the Ethics Office that you (i) do not possess any material, nonpublic information relating to the security; (ii) are not using knowledge of any proposed trade or investment program relating to the Funds for personal benefit; (iii) believe the proposed trade is available to any market participant on the same terms; and (iv) will provide any other relevant information requested by the Ethics Office. Generally, a pre-clearance request will not be approved if it is determined that the trade will have a material influence on the market for that security or will take advantage of, or hinder, trading by the Funds.

B.  RESTRICTIONS

Good-Till-Canceled Orders.

Good-till-canceled orders are prohibited.

Purchase of Closed-End Mutual Funds.

The purchase of closed-end funds for which a Fidelity Company performs the pricing and bookkeeping services is prohibited without prior approval by the Ethics Office.

                  Section V - Additional Provisions Applicable
               to Investment Professionals and Senior Executives

In addition to complying with the provisions detailed in Sections III and IV of this Code, Investment Professionals and Senior Executives are required to comply with the provisions of this section. Please refer back to Section II for the definition of Investment Professionals and Senior Executives.

Recognizing that certain requirements are imposed on investment companies and their advisers by virtue of the Investment Company Act of 1940 and the Investment Advisers Act of 1940, considerable thought has been given to devising a code of ethics designed to provide legal protection to accounts for which a fiduciary relationship exists and at the same time maintain an atmosphere within which conscientious professionals may develop and maintain investment skills. It is the combined judgment of the Fidelity Companies and the Boards of the Funds that, as a matter of policy, a code of ethics should not inhibit responsible personal investment by professional investment personnel, within boundaries reasonably necessary to ensure that appropriate safeguards exist to protect the Funds. This policy is based on the belief that personal investment experience can lead over time to better performance of the individual's professional investment responsibilities. The logical extension of this line of reasoning is that such personal investment experience may, and conceivably should, involve securities that are suitable for the Funds in question. This policy quite obviously increases the possibility of overlapping transactions. The provisions of this Code, therefore, are designed to permit personal investments while minimizing conflicts and establishing appropriate safeguards.

A. PROCEDURAL REQUIREMENTS

Private Placements.

Investment Professionals and Senior Executives must follow the procedures outlined below before participating in a private placement or other private securities transactions.

Prior Approval to Participate: Investment Professionals and Senior Executives must obtain prior approval from the Ethics Office by completing Exhibit C. FMR Investment Professionals and Senior Executives also must obtain prior approval from their Division or Department Head. FMR Division or Department Heads must receive approval from the President of FMR. Note: In the case of investing in a private placement of securities issued by entities managed by FMR Corp., FIL or their respective subsidiaries or affiliates, the Ethics Office will review and approve the offering before you receive materials concerning the private placement. For purposes of clarification, investing in securities of FMR Corp., FIL or their respective subsidiaries or affiliates is permitted.

Transaction Reporting: The details of the final transaction must be reported to the Ethics Office within 10 days of the end of the month in which the purchase occurred, using the Report of Securities Transactions form (Exhibit B).

In the Event of Subsequent Investment by a Fund or Funds: After approval is granted, if you have any material role in subsequent consideration by any Fund of an investment in the same or an affiliated issuer, you must disclose your private interest to the person(s) making the investment decision. In addition, any decision to purchase the securities of the issuer, or an affiliated issuer, for your assigned Fund must be subject to an independent review by your Division or Department Head.

Surrender  of  Short-Term  Trading  Profits.

Investment Professionals and Senior Executives must surrender short-term trading profits, unless your situation falls within the limited circumstances described in Appendix 2 and you have obtained prior written approval from the Ethics Office.

Short-term trading profits are profits generated from the purchase and sale of the same (or equivalent) security within any consecutive 60 calendar day period. A purchase and sale within a 60-day period will trigger this rule, irrespective of any transaction outside of the 60-day period. When there is a series of transactions within the 60-day period, profits are measured by pairing purchases and sales that have occurred within a 60-day period on a first in, first out basis until all transactions are matched. Exhibit D contains further information and examples concerning application of this policy.

Transactions involving options on, and exchange traded funds that track, the following indexes are not subject to this provision: S&P 100, S&P Mid Cap 400, S&P 500, Morgan Stanley Consumer Index, FTSE 100 and Nikkei 225.

Affirmative Duty to Recommend Suitable Securities.

A portfolio manager or a research analyst may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a Fund in order to avoid an actual or apparent conflict with a personal transaction in that security. Before trading any security, a portfolio manager or research analyst has an affirmative duty to provide to Fidelity any material, public information that comes from the company about such security in his or her possession. As a result, portfolio managers or research analysts should (a) confirm that a Research Note regarding such information on such security is on file prior to trading in the security, or (b) if not, should either contact the Director of Research or publish such information in their possession and wait two business days prior to trading in the security.

In addition, at the time of pre-clearance by a research analyst, the Ethics Office may condition the approval of a pre-clearance request upon the concurrence of the Director of Research if the proposed transaction is in the opposite direction of the most recent recommendation of the analyst.

Affirmative Duty to  Disclose.

Investment Professionals and Senior Executives who own a security, or who have decided to effect a personal transaction in a security, have an affirmative duty to disclose this information in the course of any communication about that security when the purpose or reasonable consequence of such communication is to influence a Fund to buy, hold or sell that security. The disclosure of ownership should be part of the initial communication but need not be repeated in the case of continuing communications directed to a specific person.

B. RESTRICTIONS

Purchase of Securities of Certain Broker-Dealers.

Investment Professionals and Senior Executives, unless specifically exempted by the Ethics Office, may not purchase securities of certain broker-dealers or parent companies as identified from time to time by the Ethics Office.

Research Notes.

Investment Professionals and Senior Executives specifically designated by the Ethics Office must wait two business days after the day on which a research note is issued prior to trading for their beneficially owned accounts in the securities of the issuer(s) that are the subject of the note.

Service as a Director or Trustee.

Investment Professionals and Senior Executives must obtain prior approval to serve on a board of directors of a non-Fidelity publicly traded or privately held company likely to issue shares. Serving on a board of directors or trustees poses several forms of potential conflicts, including potentially conflicting fiduciary duties to the company and a Fund, possible receipt of material, nonpublic information and conflicting demands on the time of the employee. Approval will be based upon a determination that the activity would be in the best interests of the Funds and their shareholders. Requests for approval should be submitted to the Ethics Office on the Outside Activities and Affiliations Approval Request Form.

        Section VI - Prohibition on Certain Trades by Portfolio Managers


Portfolio managers are the people most familiar with the investment decisions they are making for the Funds they manage. Even the appearance of a portfolio manager trading the same securities for his or her personal account on or about the same time as he or she is trading for the Fund is not in the best interest of the Funds.

A portfolio manager, as defined in Section II, may not buy or sell a security that his or her assigned Fund has traded within 7 calendar days on either side of the Fund's trade date (i.e., date of execution, not the settlement date). For example, assuming the day your Fund trades a security is day 0, day 8 is the first day you may trade that security for your own account. This prohibition is in addition to the restrictions that apply generally to all persons subject to the Code and those applicable to Access Persons.

The prohibition under this section does not apply to any personal trade by a portfolio manager that occurs within 7 calendar days preceding, or on the date of, a trade in the same security for a portfolio managed by such portfolio manager, if the portfolio trade has been independently initiated by the trading desk in accordance with standing instructions directing the trading desk to purchase or sell securities representing all or substantially all of the portfolio in amounts proportional to the relative weightings of such securities in the portfolio (or a related portfolio) in response to fund cash flows.

Subject to pre-approval of the Ethics Office, the prohibition under this section does not apply if application of this rule would work to the disadvantage of a Fund (e.g., you sold a security on day 0 and on day 3, after new events had occurred, determined that the Fund should buy the same security) . The Ethics Office can be reached by calling 617-563-5566.

Subject to pre-approval of the Ethics Office, the prohibition under this section does not apply if the transactions in accounts beneficially owned by you where your account is professionally managed and investment discretion has been provided to a third party in a written document and for which you provide no input regarding investment decision making. Submit a completed Approval Request form, which can be found online at http://frog.fmr.com or obtained through the Ethics Office.


                        Section VII - Non-Access Trustees


A Non-Access Trustee, as defined by Section II, need not file reports of his or her transactions in reportable securities unless at the time of the transaction the Board member knew, or in the ordinary course of fulfilling his or her duties as a Fidelity Fund Board member should have known: (a) that one or more of the Funds had purchased or sold or was actively considering the purchase or sale of that security within the 15-day period preceding the Board member's transaction, or (b) that one or more Funds would be purchasing, selling or actively considering the purchase or sale of that security within the 15 days following the Board member's transaction. The knowledge in question is the Board member's knowledge at the time of the Board member's transaction, not knowledge subsequently acquired. Although a Non-Access Trustee is not required to report transactions unless the above conditions are met, the Boards of Trustees of the Funds have adopted a policy that requires a Non-Access Trustee to report personal securities transactions on at least a quarterly basis.

                           Section VIII - Enforcement


The Rules adopted by the SEC require that a code of ethics must not only be adopted but must also be enforced with reasonable diligence. Records of any violation of the Code and of the actions taken as a result of such violations will be kept by the Ethics Office.

The policies and procedures described in the Code do not create any obligations to any person or entity other than the Fidelity Companies and the Funds. The Code is not a promise or contract, and it may be modified at any time. The Fidelity Companies the Funds, and the Ethics Officer retain the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.

A. EXCEPTIONS NOTED IN THE CODE

Certain exceptions to provisions of the Code expressly require notice to, or approval from (or both), the Ethics Office. All notices and approval requests must be submitted to the Ethics Office in writing. If you fall within an exception to any Code provision, you still must comply with all other provisions of the Code.

In order to be  considered  for an  exception  to this Code,  you must  submit a
completed    Approval   Request   form,   which   can   be   found   online   at
http://frog.fmr.com or obtained through the Ethics Office.

Even if you fall within an express exception to a Code provision described in Appendix 2, approval will be denied if the particular facts of the case are inconsistent with the general principles of the Code, the interest of the relevant Fund(s) or otherwise deemed to be a conflict of interest.

Despite efforts to list within this Code every permissible exception to each rule, Fidelity recognizes that a unique set of facts may warrant consideration for an exemption if the facts are consistent with the general principles of the Code, the interests of the Fidelity Companies and the relevant Fund(s), and lack any real or apparent conflict of interest. In such cases that are not covered by an express exception from a rule in the Code, upon written request to the Ethics Office, the Ethics Office will consult with the Ethics Oversight Committee, consisting of representatives from senior management, in considering such requests. The Ethics Office will maintain a written record of exceptions, if any, that are permitted.

B.   REVIEW

The Ethics Office will review on a regular basis the reports filed pursuant to the Code. In this regard, the Ethics Office will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in the Code and the Policy on Insider Trading.

C.   BOARD REPORTING

The Ethics Office will provide to the Boards of Trustees of the Funds no less frequently than annually a summary of significant sanctions imposed for material violations of the Code or the Policy on Insider Trading.

D.   VIOLATIONS

When potential violations of the Code of Ethics or the Policy on Insider Trading come to the attention of the Ethics Office, the matter will be investigated. Upon completion of the investigation, if necessary, the matter will be reviewed with senior management or other appropriate parties, and a determination will be made as to whether any sanction should be imposed as detailed below. The employee will be informed of any sanction determined to be appropriate.

E.   SANCTIONS

Since violations of the Code or the Policy on Insider Trading will not necessarily constitute violations of federal securities laws, the sanctions for violations of the Code or Policy on Insider Trading will vary. Sanctions may be issued by (i) the appropriate Board(s) of Trustees of the Fund(s) or Fidelity Company, (ii) senior management, (iii) the Ethics Office, or (iv) another appropriate entity. Sanctions may include, but are not limited to, (i) warning,
(ii) fine or other monetary penalty, (iii) personal trading ban, (iv) dismissal, and (v) referral to civil or criminal authorities. Additionally, other legal remedies may be pursued.

F. APPEALS PROCEDURES

An employee who is aggrieved by any action rendered with respect to the Code of Ethics may appeal the determination by providing the Ethics Office with a written explanation within 30 days of being informed of such determination (which include extenuating circumstances or other factors not previously considered). If appropriate, the Ethics Office will arrange for a review by senior management or other party and will advise the employee whether the action will be imposed, modified or withdrawn. During the review process, an employee will have an opportunity to submit a written statement. In addition, the employee may elect to be represented by counsel of his or her own choosing.



                         Appendix 1 Beneficial Ownership


The concept of beneficial ownership is critical to the Code of Ethics, and a thorough understanding of it is important in preventing Code violations. As used in the Code of Ethics, beneficial ownership will be interpreted using Section 16 of the Securities Exchange Act of 1934 ("1934 Act") as a general guideline, except that the determination of such ownership will apply to all securities, including debt and equity securities. For purposes of Section 16, a beneficial owner means:

Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in debt or equity securities.

In general, "pecuniary interest" means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities.

The ultimate determination of beneficial ownership will be made in light of the facts of the particular case. Key factors to be considered are the ability of the person to benefit from the proceeds of the security, and the degree of the person's ability to exercise control over the security. The following guidelines help clarify the definition.

Securities  Held by Family  Members.

As a general rule, a person is the beneficial owner of securities held directly or indirectly by any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (collectively, "immediate family") sharing the same household. Adoptive relationships are included for purposes of determining whether a member of a person's immediate family holds securities. One family member shall not be deemed to be the beneficial owner of securities held by another family member sharing the same household if the later is emancipated and self-supporting.

Securities Held by a Corporation or Similar Entity.

A person is the beneficial owner of portfolio securities held by a corporation (or similar entity) in which the person or a member of their immediate family sharing the same household owns securities provided that (i) the person is a controlling shareholder of the entity or (ii) the person has control or otherwise participates in making investment decisions over the entity's portfolio securities. "Portfolio securities" means all securities owned by an entity other than securities issued by the entity. Business trusts are treated as corporations for these purposes. In addition, the 1934 Act makes no distinction between public and private corporations for purposes of determining beneficial ownership.

Securities  Held in Trust.

The following persons are considered beneficial owners of the securities held by a trust:

Beneficiaries - (i) if the beneficiary has control or otherwise participates in making investment decisions with the trustees with respect to transactions in the trust's securities or (ii) if the beneficiary has investment control without consultation with the trustee.

Trustees - (i) if the trustee has a pecuniary interest in any holding or transaction in the securities held by the trust or (ii) if at least one beneficiary of the trust is a member of the trustee's immediate family.

Settlors - if a settlor reserves the right to revoke the trust without the consent of another person and has or shares investment control with respect to transactions in the trust's securities.

Indirect pecuniary interest for purposes of Section 16 also includes a general partner's proportionate interest in the portfolio securities held by a general or limited partnership.

Finally, beneficial ownership is not deemed to be conferred by virtue of an interest in the following:

     o Portfolio securities held by any holding company registered under the Public Utility Holding Company Act of 1935;

     o Portfolio securities held by any investment company registered under the Investment Company Act of 1940; or

     o Securities comprising part of a broad-based publicly traded market basket or index of stocks approved for trading by the appropriate federal governmental authority.

                        Examples of Beneficial Ownership


Securities Held by Family Members.
     o Two people are married to each other and they maintain separate brokerage and bank accounts. Each is considered the beneficial owner of the other's accounts.

     o Two people share a household but are not married. The first is financially responsible for the second and they share in the profits of transactions in each other's accounts. The first is considered a beneficial owner of the second's securities.

     o Two people are married. Although one has an independent source of income from a family inheritance and segregates funds from those of the other, both contribute to the maintenance of the family home. They have engaged in joint estate planning and have the same financial adviser. Since their resources are clearly significantly directed towards their common property, they will be deemed to be beneficial owners of each other's securities.

     o Two people are separated and have filed for divorce. Neither party contributes to the support of the other or has control over the financial affairs of the other. Neither is a beneficial owner of the other's securities.

     o A father and his adult son live in the father's home. The son is self-supporting and contributes to household expenses. Neither is considered the beneficial owner of the other's securities.

     o An adult child has power of attorney over his mother's estate, pays all her bills and manages her investment affairs. The mother lives alone and is financially independent. The adult child borrows freely from his mother without being required to pay back funds with interest. The adult child takes out personal loans from his mother's bank in her name, the interest from such loans being paid from his mother's account. The child is a significant heir of his mother's estate. The child is a beneficial owner of his mother's securities.

Securities Held by a Company.
     o A holding company has 5 shareholders. An individual owns 30% of the shares but does not have or share investment control in the company. Even though the individual does not share investment control, because he has a controlling interest in the company he will be presumed to have beneficial ownership of the securities owned by the holding company.

Securities Held in Trust.
     o An individual is trustee of a trust created for her two minor children. When both of the individual's children reach 21, each will receive an equal share of the trust. The trustee is a beneficial owner of the securities in the trust.

                                   Appendix 2


You should note that even if your circumstances fall within one of the circumstances described below, you must still obtain prior approval from the Ethics Office to engage in the activity. You are cautioned to review the relevant Code provisions and to consult with the Ethics Office should you have any questions. You may seek approval by submitting the Approval Request form, which can be found online at http://frog.fmr.com or obtained through the Ethics Office.

In House Trading (Section III.A): You may maintain a personal or beneficially owned account at, or execute a transaction in reportable securities through an account that is not maintained at FBS (an "External Account") if your situation falls within one of the circumstances described below and you have obtained prior written approval from the Ethics Office.

     o The External Account contains only securities that are restricted from transfer to an FBS account. For example, reportable securities acquired by means of a non-public offering may be "restricted securities" that cannot be held in an FBS account.

     o The External Account is maintained solely to take advantage of products or services not provided by the Fidelity Companies and for which a Fidelity Company does not provide a similar alternative.

     o The External Account is professionally managed by a third-party registered investment advisor that requires the managed account to be an External Account.

     o The External Account is a trust account and, under the terms of the document(s) creating the trust account, the account must be an External Account.

     o The External Account is created in connection with an employee stock option plan ("ESOP") or an employee stock purchase plan ("ESPP") or similar arrangement, and the ESOP or ESPP requires that the subject stock or options to be held in an External Account.

     o The External Account exists solely because your spouse's employer has a similar written prohibition on employee external accounts.

     o The External Account is associated with the settlement of a decedent's estate for which you have been appointed executor, the External Account is not otherwise beneficially owned by you, and your involvement with the External Account will be temporary.

Permission to open or maintain an External Account will not be granted or may be revoked if External Account transactions are not reported as described in
Section III.A of this Code.

Initial Public Offerings (Section III.C): You may participate in an IPO if your situation falls within one of the circumstances described below and you have obtained prior written approval from the Ethics Office.

     o The IPO securities are offered to you as a result of an existing equity position in the company offering the securities.

     o The IPO securities are offered to you as a result of your prior position as an insurance policyholder of, or depositor of, a company converting from mutual to stock form.

     o The IPO securities are offered to your spouse as a result of your spouse's employment by the company offering the securities.

Discretionary Authorization (Section III.C.): You may exercise discretion over a non-beneficially owned account if you fall within the circumstances described below and you have obtained prior written approval from the Ethics Office.

     o A family member owns the account, you are not the beneficial owner of the account, and you and the account owner agree to comply with all of the other provisions of this Code. Additional restrictions apply if you are employed by or registered with a Fidelity registered broker-dealer.

Pre-clearance (Section IV.A.): You may not be required to comply with the pre-clearance requirement if you fall within the circumstances described below and you have obtained prior written approval from the Ethics Office.

     o The Ethics Office has repeatedly rejected your pre-clearance request to engage in a sale transaction and you can demonstrate the rejection is causing significant hardship.

Surrender of Short-Term Trading Profits (Section V.A.): You may not be required to surrender your short-term trading profits if you fall within the circumstance described below and you have obtained prior written approval from the Ethics Office.

     o You are harvesting a tax loss but are blocked from selling due to a personal purchase within the most recent 60-day period, there has been no significant fund trading in the target security within the most recent 60-day period and the transaction would otherwise be approved based on the normal pre-clearance procedure.

               o For example, if you purchased 100 shares on January 1 at $20, purchased an additional 100 shares on July 1 for $10, and want to sell 100 shares on August 1 for $15, an exemption could be considered.